Exhibit 99.1

March 14, 2013

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS	MEDIA
Alan Greer	Cynthia Williams
Executive Vice President	Senior Executive Vice President
Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-1478
AGreer@BBandT.com	Cynthia.Williams@BBandT.com

BB&T announces Federal Reserve response to CCAR capital plan

WINSTON-SALEM, N.C. – BB&T today announced that the Board of Governors of the Federal Reserve System (Fed) did not object to the company’s continuation in future quarters of its first quarter dividend of $.23 per share. The first quarter dividend reflects a 15% increase compared to the company’s quarterly dividends for each quarter of 2012. The Fed also did not object to BB&T’s continued payment of preferred dividends for its outstanding classes of preferred stock.

The Fed informed BB&T that it objects to certain other elements of its capital plan. However, based on the quantitative results of the stress test, BB&T does not believe these objections are related to the company’s capital strength, earnings power or financial condition.

“We are pleased to have increased our dividend 15% in the first quarter. This reflects the strength of our financial position. We remain strongly committed to our shareholders and are proud to have one of the strongest dividend yields and highest payout rates in the industry,” said Chairman and Chief Executive Officer Kelly S. King.

On March 7, the Fed disclosed the results of its Dodd-Frank supervisory stress test which showed BB&T the most well capitalized traditional bank even after being subjected to the hypothetical supervisory severely adverse scenario. In addition, the results of the Dodd-Frank stress test released by the Fed show BB&T to have the strongest capital, lowest total loan losses and second highest pretax income among traditional banks.

MORE

The Fed does not permit bank holding companies to disclose confidential supervisory information including any reason for an objection to capital plans submitted in the Comprehensive Capital Analysis and Review (CCAR) process. However, the Fed has an established process for resubmission of CCAR capital plans, which are fully described in the Capital Planning rule. BB&T plans to resubmit its capital plan as soon as feasible, and expects that its resubmitted plan will address the factors which led to the Fed’s objections. The Fed does not permit bank holding companies to disclose the ongoing status of any resubmitted capital plan.

BB&T has paid a cash dividend to shareholders every year since 1903. The company has approximately 700 million shares outstanding.

BB&T’s CCAR results under the Fed’s hypothetical economic scenario are:

BB&T Corporation - Projected Capital Ratios through Q4 2014 under the Supervisory Severely Adverse Scenario
	Actual	Stressed Ratios with Original Planned Capital Actions
	Q3 2012	Minimum

Tier 1 Common Ratio (%)	9.5%	7.9%
Tier 1 Capital Ratio (%)	10.9%	9.7%
Total Risk-based Capital Ratio (%)	14.0%	11.9%
Tier 1 Leverage Ratio (%)	7.9%	7.2%

Note: The capital ratios presented in the table above have not been adjusted lower following a reevaluation of BB&T’s processes related to regulatory guidance for calculating risk-weighted assets. The revised actual and stressed projections would reduce the tier 1 common ratios by .34% and .28%, respectively; the tier 1 capital ratios by .39% and .35%, respectively; and the total risk based capital ratios by .46% and .38%, respectively. There were no changes to the tier 1 leverage ratios.

BB&T’s Analysis of Stress Test Results – Capital

The performance of the stress scenario significantly reduced BB&T’s net income and loan balances because the scenario assumes higher levels of unemployment, a decline in housing prices and other negative economic factors. As presented in the table above, all BB&T’s capital ratios showed a decrease over the 9-quarter period of the stress test. The decreases resulted because the original planned capital distributions, as assumed in the CCAR stress test, exceeded the amount of the reduced net income. The lower capital was partially offset by lower average assets and lower risk-weighted assets in the stress environment. The decrease in loan balances resulted from greater loan charge-offs and reduced loan demand in the stressed economic environment.

The decrease in BB&T’s capital ratios was reduced by the company’s issuance of $450 million of perpetual preferred stock in the fourth quarter of 2012, which is reflected in the CCAR stress test results.

Capital levels were reduced by the lower net income, the inclusion of planned capital actions, and the disallowance of a portion of the company’s deferred tax asset. Also, BB&T’s total risk-based capital ratio was driven lower because the portions of the allowance for loan and lease losses and subordinated debt that are considered regulatory capital decreased under the stress scenario.

MORE

CAUTIONARY STATEMENTS

The capital ratios calculated herein use original planned capital actions from 2013 annual capital plans. These projections represent hypothetical estimates that involve an economic outcome that is more adverse than expected. These estimates are not forecasts of actual capital ratios.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.

The Dodd-Frank Act, signed into law in July 2010, represents a significant overhaul of many aspects of the regulation of the financial services industry, addressing, among other things, systemic risk, capital adequacy, deposit insurance assessments, consumer financial protection, interchange fees, derivatives, lending limits, and changes among the bank regulatory agencies. BB&T, under Dodd-Frank, is deemed to be a “systemically important” institution. During 2012, federal agencies continued implementation of and rulemaking under the Dodd-Frank Act. Many of these provisions remain subject to further rulemaking, guidance, and interpretation by the applicable federal regulators, which will regulate the systemic risk of the financial system BB&T cannot predict the additional effects that compliance with the Dodd-Frank Act or any regulations will have on BB&T’s businesses or its ability to pursue future business opportunities. Additional regulations resulting from the Dodd-Frank Act may materially adversely affect BB&T’s business, financial condition or results of operations.

About BB&T
BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with $183.9 billion in assets, market capitalization of $20.4 billion and operates 1,832 financial centers in 12 states and Washington, D.C., as of Dec. 31, 2012. Based in Winston-Salem, N.C., the company offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

###